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                                                                    Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form S-1 of our reports dated August 20, 1999, except as to Note 16 for which the date is January 20, 2000, relating to the consolidated financial statements and financial statement schedule of Moldflow Corporation, which appear in such Registration Statement. We also consent to the use in this Registration Statement on Form S-1 of our report dated February 11, 2000, relating to the consolidated financial statements of Advanced CAE Technology, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP


Boston, Massachusetts
March 1, 2000